SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2019

AIR INDUSTRIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of Incorporation	Commission File Number	IRS Employer I.D. Number

1460 Fifth Avenue, Bay Shore, New York 11706

(Address of Principal Executive Offices)

Registrant’s telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AIRI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2019, the Company and its wholly-owned subsidiaries entered into a Loan and Security Agreement (“Loan Agreement”) with Sterling National Bank (“Lender”).  The Loan Agreement provides the Company’s operating subsidiaries (the “Borrowers”) with maximum borrowings under Revolving Loans of $16,000,000 (which includes an inventory sub-limit of $11,000,000) but limited to the Borrowing Base and a Term Loan in the amount of $3,800,000. To secure payment of all amounts payable to lender under the Loan Agreement, the Company and the Borrowers have granted Lender a first priority security interest in all of their respective assets, and the Company has pledged to Lender the equity interests in its subsidiaries. The Company also has guaranteed the payment of all Obligations under the Credit Agreement.

Set forth below is a summary of the material terms of the Loan Agreement which is filed as an exhibit to this report. Capitalized terms used herein without definition have the respective meanings assigned to them in the Loan Agreement.

Under the terms of the Loan Agreement, the Revolving Note and Term Note bear interest at a per annum rate equal to the greater of the LIBOR Rate and one percent (1.0%) plus two and one/half percent (2.5%). In addition, the Company paid Lender a commitment fee of $99,000, or one-half of one percent of the Total Facility of $19,800,000. The Company also must pay the Lender an unused line fee, determined on a daily basis, in an amount equal to one-quarter of one percent per annum multiplied by the amount by which $16,000,000 exceeds the sum of the average daily outstanding amount of Revolving Loans during the immediately preceding calendar month (prorated if determined on a shorter basis) and a collateral monitoring fee of $1,000 per month. The Maturity Date of the Revolving Note and Term Note is December 30, 2022, or September 30, 2020 if prior thereto the Company fails to extend the maturity date of its Subordinated Debt then outstanding to a date having a maturity date not less than six months after December 30, 2022 unless such Subordinated Debt is converted into common stock, in each case pursuant to documentation satisfactory to Lender. Accordingly, Michael Taglich, Robert Taglich, Taglich Brothers, Inc., and individuals with which they jointly held certain notes entered into Subordination Agreements acceptable to the Lender and extended the maturity date of notes of the Company held by them to December 31, 2020.

The Company’s receivables will continue to be payable directly into a lockbox controlled by Lender (subject to the terms of the Loan Agreement). Each day, the Company’s cash collections are swept directly by the bank to reduce the balance owed under the Revolving Note and the Company’s operating subsidiaries can then borrow according to a Borrowing Base. As such, the Company generally has no cash on hand.

The Term Loan is repayable in consecutive monthly principal installments of approximately $45,000, plus accrued interest, plus a final payment of any unpaid balance of principal and interest payable on the Termination Date.  Additionally, there is a prepayment equal to 25% of Excess Cash Flow, as defined in the Loan Agreement) for each fiscal year commencing the year ending December 31, 2020, payable no later than April 15 of the following fiscal year.

Borrowers may prepay the obligations in full and terminate the commitment of the Lender to make loans under the Loan Agreement; provided that the Borrowers pay the Lender, in addition to all other amounts then payable under the Loan Agreement, a prepayment penalty equal to the product of (a) the sum of (1) $16,000,000 plus (ii) the outstanding principal amount of the term loan times (b) one percent.

The terms of the Loan Facility require that, among other things, the Company maintain a specified Fixed Charge Coverage Ratio.  In addition, the Company is limited in the amount of capital expenditures it may make and in the amount of dividends it can pay its stockholders.

Item 1.02 Termination of a Material Definitive Agreement.

On December 31, 2019, the Company terminated its Amended and Restated Loan, Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A. and paid PNC approximately $15,392,000 in satisfaction of its obligations thereunder.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement with Sterling National Bank
10.2	Guaranty Agreement
10.3	Pledge Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2020

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca

3